EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147682) pertaining to the Teekay Offshore Partners L.P. 2006 Long Term Incentive Plan and in the Registration Statement (Form F-3 No. 333-150682) and related prospectus of Teekay Offshore Partners L.P. for the registration of up to $750,000,000 of its common units of our report dated June 24, 2009 with respect to the consolidated financial statements of Teekay Offshore Partners L.P. and its subsidiaries, and our report dated June 24, 2009 on the effectiveness of internal control over financial reporting of Teekay Offshore Partners L.P., and our report dated June 24, 2009 on the consolidated balance sheet of Teekay Offshore GP L.L.C., included in the Annual Report (Form 20-F) for the year ended December 31, 2008.

Vancouver, Canada	/s/ ERNST & YOUNG LLP
June 24, 2009	Chartered Accountants